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                                SHAREHOLDERS AGREEMENT


BETWEEN:

- SONEPAR ELECTRONIQUE INTERNATIONAL (SEI), a French limited liability company with its registered office at 2, rue de la Tour des Dames (75009) FRANCE, represented by , in this duly authorized by,

    and

- SEI INVESTMENTS BV, a Dutch company having its registered office at 2, Takkebisters BREDA (THE NETHERLANDS), represented by , in this duly authorized by,

    and

- MARSHALL INDUSTRIES (MI or MARSHALL), a California corporation having its registered office at 9320 Telstar Avenue, El Monte, California 91731,
    U.S.A., represented by   , in this duly authorized by,

    and

-   [MARSHALL INDUSTRIES SUBSIDIARY] (Marshall Subsidiary), a Dutch company having its registered office .... (The Netherlands), represented by ........ , in this duly authorized by ........... .


Whereas

    - SEI holds the entire issued capital of SEI Management BV which company in its turn holds the entire issued share capital of SEI Investments BV, both companies being private companies with limited liability, established under the laws of the Netherlands.

    - EUROTRONICS BV, a private company with limited liability, established under the laws of the Netherlands (hereinafter "the Company") with several subsidiaries as described per Appendix 1 is a wholly controlled subsidiary of SEI Investments BV.

    - SEI. SEI Management BV, SEI Investments BV, the Company and the Company's subsidiaries form a group of companies ("group") as defined in article 2:24(b) of the Dutch Civil Code (aforementioned companies as such individually "Sonepar Group-company" and collectively "Sonepar Group-companies).

    -    MI holds the entire issued capital of Marshall Subsidiary.

    - In 1994, SEI and MI, hereafter referred to as "the Parties" agreed to form a strategic alliance between them with the purpose to improve operation of their electronic distribution businesses respectively located for MI in the USA and for SEI in Europe and in particular to serve the fast and strong globalization process in this industry.

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    -    In the meantime the parties have strengthened their links throughout:

                   a    EDP common task forces and investigations
                   b    Franchise mutual support
                   c    I.T. development especially on Internet
                   d    Inventory management skill exchanges
                   e    Mutual participation at their Boards
                   f    Regular meetings between their CEO's
                   g    Joint Executive video-conference

    - In the past three years each Party has led its own development in full agreement and understanding of the other, such as further strategic alliances with WYLE for MARSHALL or with JAKOB HATTELAND ELECTRONIC for SEI.

    - The Parties have agreed to achieve a capital association to be implemented through the Company as their joint venture company, where MARSHALL will hold a minority stake.

    - The Parties hereto have accordingly resolved to enter into this agreement (hereinafter : "this/the Agreement") on the terms hereinafter set forth to establish further specific rules and rights under which they want to bind their capital association, in complement to the articles of association of the Company.

It is hereby agreed as follows:


Article 1 - EUROTRONICS B.V.

1.1 SEI, as the ultimate beneficiary of the Company, commits itself to cause its group company SEI INVESTMENTS B.V.;

(a) to enter into an agreement with MARSHALL regarding the contribution to be made by MARSHALL Subsidiary of its 99.5% shareholding in EUROTRONICS SAS, a limited liability company established under the laws of France, having its registered seat at 2, rue de la Tour des Dames (75009) PARIS (considered after conversion by MARSHALL INDUSTRIES of its loan in EUROTRONICS SAS) in the capital of the Company (the "Contribution") in consideration of the BV-shares as defined hereunder issued to MARSHALL Subsidiary. The terms and conditions of the Contribution shall be integrated in the deed of share issue as referred to in Article 2 below.

(b) to adopt in its capacity of sole shareholder of the Company a resolution:

(i) to issue 28,800 common shares with a par value of NLG 1,000 (in words one thousand Dutch Guilders) each in the capital of the Company ("BV-Shares") to MARSHALL Subsidiary, with the exclusion of any pre-emptive rights of SEI INVESTMENTS BV or any other SONEPAR Group-company or third party:

(ii) to appoint Mr. Robert RODIN and Mr. Gordon MARSHALL to the Supervisory Board of the Company as per the Completion Date (as defined in article 2 of this Agreement), such appointment being made to give effect to the provisions of article 3.1 of this Agreement.

1.2 A copy of the articles of association of the Company as presently in force, the draft of the aforementioned shareholders resolution and the draft of the notarial deed of share issue as referred to in article 2 below are attached as Appendixes 2, 3 and 4 respectively.

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Article 2 - SHARE ISSUE EUROTRONICS BV

As soon as practicable after the formation of MARSHALL Subsidiary, or any other date to be agreed to by MARSHALL, SEI and the Company (the "Completion Date"), Marshall Subsidiary and the Company will appear before the Civil Law Notary Frank E. ROOS, practising in Rotterdam, or his substitute to execute a notarial deed whereby the Company shall issue new BV-shares to MARSHALL Subsidiary (The Completion"). The BV-shares shall represent 16% of the total issued share capital of the Company.

Article 3 - MANAGEMENT OF THE COMPANY

3.1 The management of the business and affairs of the Company will be supervised by a Board of Supervisory Directors (Raad van Commissarissen) ("Supervisory Board") that the shareholders shall cause to be composed of a minimum of five Supervisory Directors. Notwithstanding paragraph 7 of
Article 14 of the Articles of the Company during the term of this Agreement the shareholders shall cause the Supervisory Board to be constituted as follows:

a) two members of the Supervisory Board shall be appointed, dismissed and suspended by the General Meeting upon binding nomination for appointment, dismissal, or suspension by MARSHALL Subsidiary. The first two members to be so nominated by MARSHALL Subsidiary will be Robert Rodin and Gordon Marshall.

b) all rights and provisions for members of the Supervisory Board granted to existing members, excluding the Chairman of the Supervisory Board, shall apply to the members nominated by Marshall Subsidiary.

c) each Party shall ensure that the General Meeting shall vote in favour of the appointment of the candidates nominated in accordance with this clause as members of the Supervisory Board.

d) each vacancy in the Supervisory Board by a member appointed pursuant to paragraph (a) above shall upon request of either the Supervisory Board or the General Meeting be filled by appointment by the General Meeting of a candidate, nominated by MARSHALL Subsidiary.

3.2 The Shareholders will, in accordance with the articles, appoint the single Managing Board member who will be entrusted as the Chief Executive Officer of the Company with all powers to run the business subject to the restricted operations requiring either Supervisory Board or Shareholders prior consent.

Article 4 - VETO RIGHT

SEI and MI intend to give the representatives of MARSHALL Subsidiary participating in the Supervisory Board of the Company a veto right with regard to certain matters. Therefore, it has been provided in article 14, paragraph 4 juncto paragraph 7 of the articles of association of the Company that the unanimous approval of the Supervisory Board - of which pursuant to the provisions of this agreement the nominees of MARSHALL Subsidiary are members -will be required for resolutions relating to those matters set forth in such Article 14. Thus, all matters described in paragraph 4 of article 14 of the Articles of Association of the Company that require the prior approval of the Board of Supervisory Directors shall only be passed if such approval is granted by the Board of Supervisory Board by a unanimous vote with the two MARSHALL Subsidiary appointees to the Board voting in favour of such action.

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Article 5 - BASIC FINANCIAL INFORMATION

SEI or SEI Investments shall, or shall cause the Company, to provide to MARSHALL reports on and copies of the audited yearly financial statements of all the SEI Group companies and of both the quarterly and yearly combined non audited statements by country.

Article 6 - RIGHT OF 1ST REFUSAL

6.1 The articles of the Company contain a right of first refusal provision which states the Dutch corporate law procedures in this matter. However, the parties' will goes beyond the Dutch corporate law constraints as far as right of first refusal is concerned, as set forth in this Article 8.

6.2 The parties agree that if a shareholder wishes to transfer any or all of its shares in the Company to a third party (where none of the conditions set forth in paragraph 16 of Article 12 of the Articles of the Company apply to such shareholder), that shareholder wishing to transfer its shares shall waive its right under paragraph 8 of Article 12 of the Articles of the Company to require that the price of the allotted shares be determined by the experts and accordingly, the price of the allotted shares shall be the price mentioned in paragraph 2 of Article 12 of the Articles of the Company.

6.3 The parties agree that if there are purchasers for shares being offered, the parties shall cause the Board of Managing Directors to make the allotment pursuant to paragraph 5 of Article 12 of the Articles of the Company within seven days after all of the shareholders who have the right to purchase have notified the Board of Managing Directors whether they exercise their right of purchase rather than within seven days of the expiry of the allotment term.

6.4 The parties agree that the transfer of shares to purchasers and simultaneous payment of the purchase price as provided in paragraph 13 of
Article 12 of the Articles of the Company shall be made within seven days of the expiry of the term within which the transferor could withdraw his offer rather than within thirty days of such date. If any of the events set forth in Paragraph 16 of Article 12 of the Articles of the Company occurs with respect to any direct or indirect parent company of a shareholder, the provisions of Article 12 of the Articles of the Company shall apply fully as though such event occurred with respect to such shareholder, thereby giving the other shareholders the right of first refusal described in such Article 12.

6.5 Where the application term of 180 days is reduced to 60 days if less than a fourth of the nominal issued capital is offered as provided in paragraph 4 of Article 12 of the Articles of the Company, there shall be a minimum term of six months between each enforcement of such provision.

6.6 Where shares become available after initial allotment because a shareholder fails to exercise its right of purchase pursuant to paragraph 11 of Article 12 of the Articles of the Company, and as a result, paragraphs 3 up to and including 7 of Article 12 of the Articles of the Company apply mutatis mutandis with respect to the shares that have become available, a determination of the price shall not take place again and the initial application term period in which to respond with respect to such additional shares that have become available shall be 30 days rather than 180 days.

6.7 Notwithstanding the right of first refusal provisions set forth in the Articles of the Company, SEI Investments BV and MARSHALL Subsidiary shall be entitled to sell and transfer its shares in the Company to any other company or entity wholly controlled by it and the other party shall in applying the preemptive right contained in the articles of association of the Company fully cooperate in effecting such sale and transfer.

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Such sale and transfer would be on the conditions precedent that:

- the transferee shall purchase and accept all shares held by the transferor.
- the transferee accedes to this agreement, assumes from the transferor any and all obligations arising in connection with this agreement; and
- the transferor fully guarantees the timely complete and correct performance by the transferee of any and all obligations arising in connection with this agreement.

6.8 If the Company desires to sell any of its shares in the SEI-Group companies listed in appendix 1 or any additional companies acquired in the electronic business in Europe, it shall give written notice to MARSHALL of its intention as described in article 12 of the articles of association of the Company and Marshall shall have such right of first refusal as described in said article except for the application term mentioned in Article 12.4 which will be reduced to 45 days in both cases.

6.9 No transfers of shares of intermediate holding companies of the Company may be made by either party which circumvent the rights of first refusal set forth in the Articles of the Company and this Shareholders Agreement. In furtherance thereof: (a) at all times during which any company or entity controlled by SEI is the owner of shares of the Company (including but not limited to SEI Investments BV), one hundred percent (100%) of the equity interest of such company or entity shall be owned by SEI or its direct or indirect wholly-owned subsidiaries: and (b) at all times during which a company or entity controlled by MI (including but not limited to MARSHALL Subsidiary) is the owner of shares of the Company, one hundred percent (100%) of the equity interest of such company or entity shall be owned by MARSHALL or its direct or indirect wholly-owned subsidiaries.

Article 7 - BUYOUT PROPOSAL

At any time after two (2) years from the Completion Date, MARSHALL shall have the option of making an offer to purchase the remaining shares of the Company that it does not own from SEI INVESTMENTS BV or any SEI-Group company to which such shares may have been transferred according to this Agreement. SEI shall have up to six (6) months from the date of this offer to either accept or reject the offer for and on behalf of such entity or entities. If the offer is not accepted by SEI, then SEI must purchase the Company's shares owned by MARSHALL Subsidiary or any of its affiliates to which such shares may have been transferred according to this Agreement, at the price offered by MARSHALL or cause such purchase to be made by the appropriate SEI-Group company.

Article 8 - MARSHALL STOCK OPTION

Concurrently with Completion Date: (a) MARSHALL will grant SEI INVESTMENTS B.V. an option to purchase MARSHALL common stock in the form evidenced in
Exhibit 5; and (b) SEI shall assign and transfer all of its right, title and interest in and to the Registration Rights Agreement dated as of September 15, 1994 between MI and SEI to SEI INVESTMENTS BV and MI will execute all necessary documents to affect the option under a Registration Rights Agreement. Such Registration Rights Agreement shall not be assignable or transferable by SEI Investments BV.

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Article 9 - GOOD FAITH

The parties hereto agree that they shall use their best efforts and take all such steps as may reasonably be within their power, so as to cause the Company to comply with and act in a manner specified by the provisions of this Agreement: and so as to implement the provisions of this Agreement to the full extent permitted by laws and shall cause its respective nominees as members of the Supervisory Board of the Company to act accordingly. In entering into this Agreement, the parties hereto recognise that it is impracticable to make provisions for every contingency that may arise in the course of performance hereof. Accordingly, the parties hereby declare it to be their intention that this Agreement shall operate between them with fairness and without detriment to the interests of either of them, and if in the course of the performance of this Agreement unfairness to either party is disclosed or anticipated then the parties hereto shall use their best efforts to agree upon such action as may be necessary and equitable to remove the cause or causes of the same.

Article 10 - EXCLUSIVITY / NON COMPETITION

Except through the Company, MARSHALL agrees that it shall not own or establish a company or business based in Europe that competes with SEI-Group companies in the electronics distribution business: provided however, that MARSHALL may own or establish businesses to provide service, product and/or logistical support in Europe due to customer or vendor requirements that SEI cannot provide.

SEI agrees that it shall not own, invest in, conduct or otherwise be associated with any electronics distribution business in Europe other than through the Company. Except through MARSHALL, SEI agrees that it shall not own or establish a company or business based in North America that competes with MARSHALL in the electronics distribution business; provided however, that SEI may own or establish business to provide service, product and/or logistical support in North America due to customer or vendor requirements that MARSHALL cannot provide.

Article 11 - TERMINATION OF AGREEMENT

This Agreement shall be terminated upon the occurrence of one of the following events:

(i)    a written agreement of MARSHALL and SEI
(ii)   at such times as:
a. none of MARSHALL or any of its wholly-owned subsidiaries is a shareholder of the Company or,
b. none of SEI or any of its wholly-owned subsidiaries is a shareholder of the Company.


Article 12 - NOTICES

Any notice or other communication required or permitted to be given under this Agreement shall be in writing and signed by or on behalf of the party giving notice and shall be given either personally, by overnight courier service, by facsimile transmission or by registered or certified mail, return receipt requested, first-class postage prepaid, or by other means of written communication, addressed to such other party at the address appearing below.
A notice to a party delivered other than by mail shall be deemed to have been given at the time it is actually received by the part to whom notice is given.


All notices are to be sent as follows:

if to MARSHALL or MARSHALL Subsidiary: to the attention of Mr. Robert RODIN c/o MARSHALL INDUSTRIES (MI), 9320 Telstar Avenue, El Monte, California 91731, U.S.A.

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With a copy to : D. Stephen Antion, O'Melveny & Myers, 400 South Hope Street,
Los Angeles, California 90071, U.S.A.,

If to SEI : to the attention of Monsieur Jose MENENDEZ c/o SONEPAR ELECTRONIQUE INTERNATIONAL (SEI), 2. rue de la Tour des Dames (75009) FRANCE.

If to SEI INVESTMENTS BV : to the attention of Mr Jean FRIBOURG c/o SEI INVESTMENTS BV, 2. Takkebisters BREDA (THE NETHERLANDS).

With a copy to : Mr Gerard PEN, Coopers & Lybrand, Marten Meesweg 25, PO Box 8800, 3009 AV Rotterdam, THE NETHERLANDS.

Article 13 - FURTHER ASSURANCES

The parties hereto shall execute any additional documents or amendments to documents and shall take any further actions that may be necessary to carry out the terms of this Agreement. If there is any conflict between any provision of this Agreement and any such document, including those attached in Exhibits hereto, the provisions of this Agreement shall prevail.

Article 14 - COUNTERPARTS

This Agreement may be executed in one or more counterparts, and when executed by each of the parties signatory hereto, said counterparts shall constitute a single valid agreement through each of the signatory parties may have executed separate counterpart hereof.

Article 15 - SUCCESSORS


This Agreement is binding upon and shall insure to the benefit of the parties hereto and to their respective successors, assigns, personal representatives, heirs and legatees.

Article 16 - GOVERNING LAW

This agreement is made under and shall be construed pursuant to the laws of the Netherlands.

Article 17 - INTEGRATION

17.1 This Agreement together with all appendixes as enunciated along the above articles sets forth the entire understandings of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements of the parties whether oral or written with respect to the subject matter hereof.

The parties understand and agree that the subject matter hereof does not relate to prior agreements solely between MARSHALL and SEI which relate to matters other than corporate governance and action by shareholders of Eurotronics BV.

17.2 In the event of any discrepancy, between the provisions of this agreement and those of the articles of association of the Company, the former shall prevail.

Article 18 - EUROTRONICS S.A.S.

Without MARSHALL's prior written consent, SEI will not, and will not permit any of its affiliates, to liquidate or otherwise dispose of the shares of EUROTRONICS SAS or any of the assets of EUROTRONICS SAS for at least 10 years from the Completion Date, except that EUROTRONICS SAS may dispose of shares of Bloomers Electronics Ltd. and/or SEI Electronics Purchasing GmbH.

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Article 19 - SUBSEQUENT SHAREHOLDERS AGREEMENT

If either shareholder offers its shares to the other shareholder pursuant to any of the right of first refusal provisions of the Articles of Association of the Company, as amended by this Shareholders Agreement, and the shareholder(s) having the right of first refusal elects not to exercise their right of first refusal, the transfer of the shares by the offering shareholder to the third party (the "Transferee") shall be on the condition precedent that the Transferee shall enter into an agreement (the "Subsequent Shareholders Agreement" ) with the remaining shareholders(s) whereby the Transferee agrees:

(a) to become a party to and be bound by Sections 6.2, 6.3, 6.4, 6.5, 6.7, 6.8, 6.9 and 6.10 of Article 6 of this Shareholders Agreement and Article 18 of this Shareholders Agreement, mutatis mutandis;

(b) that so long as MARSHALL subsidiary or any of its affiliates is a shareholder of the Company, the transferee shall be bound by the provisions of Section 3.1 of Article 3 of this Shareholders Agreement;

(c) to be bound by the provisions of Article 10 of this Shareholders Agreement; provided, however that the part of the second sentence of the second paragraph that reads "Except for its ownership in MARSHALL" shall be deleted if it is SEI or its affiliate that is transferring the shares; and

(d) that any subsequent transferee to whom the Transferee transfers its shares in accordance with the Articles of the Company and the Subsequent Shareholders Agreement shall be bound by the Subsequent Shareholders Agreement.

Article 20 - INVALID PARTS

If part of this Agreement or any right pursuant to this Agreement is invalid or unenforceable, this shall not in any way affect the remaining terms or rights. Parties shall replace the invalid or unenforceable part with valid provisions containing the same purpose and goal as the replaced part.

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                                  LIST OF APPENDIXES





       1.     List of the direct subsidiaries of EUROTRONICS BV


       2.     Articles of Association of EUROTRONICS BV


       3.     Shareholders Resolution


       4.     Notarial Deed of Share Issue


       5.     SONEPAR ELECTRONIQUE INTERNATIONAL's option on
              MARSHALL INDUSTRIES' shares